Exhibit 99.1

BIO-PATH HOLDINGS REPORTS FULL YEAR 2016 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON — March 15, 2017 – Bio-Path Holdings, Inc. (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the full year ended December 31, 2016 and also provided an update on recent corporate developments.

“We continue to make progress in our Phase 2 clinical trial of prexigebersen for the treatment of acute myeloid leukemia (AML) and are pleased to have six important clinical sites actively evaluating and enrolling patients,” said Peter Nielsen, President and CEO of Bio-Path Holdings. “Additionally, we were honored to welcome Dr. Craig Hooper to our Scientific Advisory Board. He is a recognized world leader in glioblastoma research and will be a valuable asset to Bio-Path as we advance our DNAbilize™ immunotherapy program into the clinic.”

Recent Corporate Highlights

•	Presented Clinical Data Evaluating BP1001 as a Treatment for Chronic Myelogenous Leukemia at the 58th Annual American Society of Hematology (ASH) Annual Meeting. In December, Ana Tari Ashizawa, Ph.D., Director of Research at Bio-Path, delivered a poster presentation of prexigebersen (BP1001) data as a treatment for chronic myelogenous leukemia (CML). The results demonstrated that BP1001 decreased the proliferation of Gleevec® (imatinib)-resistant CML cells in a dose-dependent manner. In addition, BP1001 pretreatment enhanced the inhibitory effects of Sprycel® (dasatinib) in CML cells, leading to cell death. Five CML blast phase patients were enrolled in the first cohort (5mg/m2 BP1001) of the Phase 1 BP1001 clinical study. Two CML patients, who had T315I mutation, showed significant reductions in circulating blasts during treatment. One patient’s blasts were reduced from 89% to 12%, while another patient’s blasts were reduced from 24% to 7%.

•	Appointed D. Craig Hooper, Ph.D., to Scientific Advisory Board. In February, the Company announced the appointment of D. Craig Hooper, Ph.D., to its Scientific Advisory Board (SAB). Dr. Hooper is a Professor of Cancer Biology and Neurological Surgery at Thomas Jefferson University. He has published over 140 papers in peer-reviewed journals and serves on the editorial boards of the Journal of Immunology Research, Scientific Reports and the Journal of Immunology. In 2016, he was inducted into the National Academy of Inventors (NAI).

Financial Results for the Full Year Ended December 31, 2016

The Company reported a net loss of $6.8 million, or $0.07 per share, for the year ended December 31, 2016, compared to a net loss of $5.5 million, or $0.06 per share, for the year ended December 31, 2015.  The increase was primarily due to the release of drug material for the Company’s Phase II clinical trial for prexigebersen in AML and associated clinical trial costs.

Research and development expenses for the year ended December 31, 2016 increased to $5.5 million, compared to $3.0 million for the year ended December 31, 2015. General and administrative expenses for the year ended December 31, 2016 increased to $3.0 million, compared to $2.5 million for the year ended December 31, 2015.

Change in fair value of the Company’s warrant liability for the year ended December 31, 2016 resulted in non-cash income of $1.7 million. The Company did not have a warrant liability in the comparable period for 2015.

As of December 31, 2016, the Company had cash of $9.4 million, compared to $8.9 million at December 31, 2015. Net cash used in operating activities for the year ended December 31, 2016 was $8.1 million compared to $5.0 million for the comparable period in 2015. Net cash used in investing activities was $0.3 million for the year ended December 31, 2016. The Company did not use any cash in investing activities for the comparable period in 2015. Net cash provided by financing activities for the year ended December 31, 2016 was $9.0 million.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call today to review these full year 2016 financial results, as well as to provide a general update on the Company, via a webcast and conference call at 8:30 a.m. ET. To access the conference call please dial (844) 815-4963 (domestic) or (210) 229- 8838 (international) and refer to the conference ID number 86497369. A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369